Exhibit 5.1

April 6, 2017	Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019-6142 +1 212 506 5000 orrick.com

Sequoia Residential Funding, Inc.

One Belvedere Place

Mill Valley, California 94941

Re:	Sequoia Residential Funding, Inc.
Amendment No. 1 to Registration Statement on Form SF-3

Ladies and Gentlemen:

At your request, we have examined the Amendment No. 1 to Registration Statement on Form SF-3, filed by Sequoia Residential Funding, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration on Form SF-3 under the Securities Act of 1933, as amended (the “Act”) of its mortgage pass-through certificates (the “Certificates”). The Certificates are issuable in series (each, a “Series”). The Certificates of each Series will be issued pursuant to documentation more particularly described in the prospectus relating to such Series, a form of which has been included as part of the Registration Statement (the “Issuing Documentation”). The Certificates of each Series are to be sold as set forth in the Registration Statement, any amendment thereto, and the prospectus relating to such Series.

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) with respect to factual information, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that when the issuance of each Series of Certificates has been duly authorized by appropriate corporate action and the Certificates of such Series have been duly executed and delivered in accordance with the related Issuing Documentation relating to such Series and sold, the Certificates will be legally issued, fully paid and non-assessable.

Sequoia Residential Funding, Inc.

April 6, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP